Exhibit 10.12

LEASE

BETWEEN

BOSTON HARBOR INDUSTRIAL DEVELOPMENT LLC

AND

908 DEVICES INC.

ARTICLE 1
Reference Data

1.1	Introduction: Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1.1.

Lease Date:	As of January 2, 2018

Building:	The building located at 645 Summer Street, Boston, MA, containing approximately 150,000 rentable square feet (the Building and such parcel of land hereinafter being collectively referred to as the "Property").

Pappas Commerce Center:	That certain commercial office and industrial park located in the City of Boston, MA, in which the Property is located, containing approximately 760,784 rentable square feet.

Premises:	That portion of the second floor of the Building containing approximately 37,500 rentable square feet as shown on the floor plan on Exhibit A attached hereto and made a part hereof hereinafter referred to as the "Premises".

Landlord:	Boston Harbor Industrial Development LLC, a Delaware limited liability company

Original Notice Address of Landlord:	655 Summer Street Boston, MA 02210 Attention: Timothy A. Pappas

Tenant:	908 Devices Inc., a Delaware corporation

Original Notice Address of Tenant:	645 Summer Street Boston, MA 02210

with a copy to:

Term:	Seven (7) years, commencing on the Commencement Date and expiring on the seventh (7th) anniversary of the Rent Commencement Date unless extended or sooner terminated as stated in this Lease (the “Expiration Date”).

Estimated Tenant Access Date:	May 1, 2018

Commencement Date	The date of full execution of this Lease by all parties.

Rent Commencement Date:	The later of (i) substantial completion of the Tenant Improvements (as defined in Article 4) and receipt by Landlord of a certificate of occupancy for the Premises, (ii) June 1, 2018 or (iii) the date that is thirty (30) days after the date upon which Tenant gains access to the Premises.

Annual Fixed Rent Rate:

Months 1-9:

Lease Term Period	Rentable square feet	Fixed Rent per square foot (NNN)	Annual Fixed Rent Rate
Rent Commencement Date – Month 9	12,500	$44.00	*550,000.00

Months 10-12:

Lease Term Period	Rentable square feet	Fixed Rent per square foot (NNN)	Annual Fixed Rent Rate
Months 10-12	27,500	$44,00	*1,210,000.00

*Annualized number

Months 13-24:

Lease Term Period	Rentable square feet	Fixed Rent per square foot (NNN)	Annual Fixed Rent Rate
Months 13-24	37,500	$45.10	$1,691,250.00

Remainder of Lease Term:

Lease Year	Rentable square feet	Fixed Rent per square foot (NNN)	Rent Escalation	Annual Fixed Rent Rate
Months 25-36	37,500	$46.23	2.5%	$1,733,531.25
Months 37-48	37,500	$47.38	2.5%	$1,776,869.53
Months 49-60	37,500	$48.57	2.5%	$1,821,291.27
Months 61-72	37,500	$49.78	2.5%	$1,866,823.55
Months 73-84	37,500	$51.03	2.5%	$1,913,494.14

Monthly Fixed Rent Rate:

Months 1-9:

Lease Term Period	Rentable square feet	Fixed Rent per square foot (NNN)	Monthly Fixed Rent Rate
Rent Commencement Date - Month 9	12,500	$44.00	$45,833.33

Months 10-12:

Lease Term Period	Rentable square feet	Fixed Rent per square foot (NNN)	Monthly Fixed Rent Rate
Months 10-12	27,500	$44.00	$100,833.33

Months 13-24:

Lease Term Period	Rentable square feet	Fixed Rent per square foot (NNN)	Monthly Fixed Rent Rate
Months 13-24	37,500	$45.10	$140,937.50

Remainder of Lease Term:

Lease Year	Rentable square feet	Fixed Rent per square foot (NNN)	Rent Escalation	Monthly Fixed Rent Rate
Months 25-36	37,500	$46.23	2.5%	$144,460.94
Months 37-48	37,500	$47.38	2.5%	$148,072.46
Months 49-60	37,500	$48.57	2.5%	$151,774.27
Months 61-72	37,500	$49.78	2.5%	$155,568.63
Months 73-84	37,500	$51.03	2.5%	$159,457.85

Security Deposit:	$500,000

Tenant's Percentage of Operating Costs for Pappas Commerce Center:	4.93 % of the annual Operating Costs for Pappas Commerce Center (as defined below) based on a ratio of the rentable square foot (“RSF”) of the Premises (37,500 RSF) to the total RSF of the Pappas Commerce Center (760,784 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on current annual Operating Costs of the Pappas Commerce Center, Tenant’s annual share is estimated to be $40,875, or $1.09/RSF, for all Operating Costs except for utilities to the Premises to the extent separately metered; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual Operating Costs for Pappas Commerce Center incurred by Landlord.

Tenant's Percentage of Real Estate Taxes for Building:	25% of the annual real estate taxes of the Building based on a ratio of the RSF of the Premises (37,500 RSF) to the total RSF of the Building (150,000 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on the current annual real estate taxes for the Building, Tenant’s annual real estate tax share is estimated to be $122,250, or $3.26/RSF; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual Real Estate Taxes incurred by Landlord.

Tenant’s Percentage of Insurance for Building:	25% of the annual insurance cost of the Building based on a ratio of the RSF of the Premises (37,500 RSF) to the total RSF of the Building (150,000 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on the current annual insurance cost for the Building, Tenant’s annual insurance share is estimated to be $50,250, or $1.34/RSF; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual insurance costs incurred by Landlord.

Tenant’s Percentage of Building Operating Expenses:	25% of the annual Building Operating Expenses (as defined below) based on a ratio of the RSF of the Premises (37,500 RSF) to the total RSF of the Building (150,000 RSF), as may be adjusted from time to time to reflect changes to the Premises or the Pappas Commerce Center. Based on the current annual insurance cost for the Building, Tenant’s annual Building Operating Expenses share is estimated to be $244,875, or $6.53/RSF; provided, however, such estimate does not supersede the specific provisions set forth in this Lease, and Tenant shall remain liable for the actual Building Operating Expenses incurred by Landlord.

Permitted Uses:	Office, research and development laboratories, assembly, high tech manufacturing and light manufacturing including, without limitation the use of a machine shop and for no other purpose.

Insurance Limits:	Comprehensive General Liability Insurance: $2,000,000

Property Damage Insurance:	For Tenant:	100% of the full replacement value of the Tenant's insured personal property.

	For Landlord:	100% of the full replacement value of the Building and Property.

1.2	Exhibits. The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A	Plan showing the Premises
EXHIBIT B	Landlord's Work Letter

ARTICLE 2
Premises

2.1	Premises. Subject to Landlord's completion of the Tenant Improvements (as defined in Section 4.1) in a good and workmanlike manner an in compliance with all laws applicable to the Tenant Improvements and the use or occupancy of the Premises including, without limitation, the so-called Americans with Disabilities Act and the rules and regulations promulgated thereunder, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises in its "as is" condition in the Building, excluding exterior faces of exterior walls, the common pipes, ducts, conduits, wires, and appurtenant fixtures serving exclusively or in common other parts of the Building.

2.2	Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, rights to use, and permit its invitees to use, in common with Landlord and other tenants and occupants of the Property, subject to reasonable rules and regulations from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, toilets and corridors of the Building and the pipes, ducts, conduits, wires and appurtenant fixtures serving the Premises, (b) common walkways and driveways necessary for access to the Building, and (c) the common parking areas serving the Building (i.e., parking areas not designated by suitable markings or otherwise as exclusive parking spaces for other tenants in the Building) all of which are hereinafter known as the "Common Areas". Tenant shall lease from Landlord up to thirty-seven (37) parking spaces for Tenant's exclusive use that are located at the on-site parking facility (the "Tenant Parking") at the monthly rent of $190.00/month per parking space, for the spaces in use, as such rate may be changed from time to time (the "Parking Fee"). Tenant shall pay the Parking Fee to Landlord on the first day of each month in advance and such Parking Fee shall be deemed Additional Rent hereunder. Landlord reserves the right to relocate the Tenant Parking to a potential future parking structure owned by Landlord and within a five minute walk from the Building upon reasonable notice to Tenant. Tenant shall also have access to a shared loading dock, and shall have the exclusive right to use of a tailboard loading dock freight elevator serving the Premises.

To assist Landlord in preserving the common parking area, Landlord reserves the right to require Tenant to cause its employees to affix to their vehicles an identification sticker as furnished by Landlord as evidence that they are entitled to use said parking area. Further, Tenant shall furnish to Landlord, upon Landlord's request at reasonable intervals, the license plate numbers of vehicles of employees of Tenant who are principally employed at the Premises.

Landlord reserves the right from time to time, upon not less than two (2) days prior notice which may be oral (except for emergency situations, where no prior notice shall be required, provided Landlord shall notify Tenant after such entry has occurred), without unreasonable interference with Tenant's use of or access to the Premises: (a) to install above a dropped ceiling (when applicable), use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Building, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to alter or relocate any other common facility, (c) to make any repairs and replacements to the Premises which Landlord may deem necessary, and (d) in connection with any excavation made upon adjacent land of Landlord or others, to enter, and to license others to enter, upon the Premises to do such work as the person causing such excavation deems necessary to preserve the wall of the Building from injury or damage and to support the same. Tenant shall install and maintain, as Landlord may reasonably require, proper access panels in any hung ceilings or walls as may be installed by Tenant in the Premises to afford access to any facilities above the ceiling or within or behind the walls.

ARTICLE 3
Lease Term

3.1	Term. TO HAVE AND TO HOLD for a term specified in Section 1.1 hereof as the "Term," beginning on the Commencement Date. When the Rent Commencement Date is determined the parties shall execute a commencement date agreement confirming the Commencement Date, the Rent Commencement Date and the Fixed Rent schedules. During the Term, Tenant shall have access and use of the Premises 24 hours per day, 7 days per week.

ARTICLE 4
Improvements

4.1	Landlord and Tenant Scope of Work. Landlord shall perform improvements in the Premises in accordance with Exhibit B ("Tenant Improvements"). Notwithstanding anything herein to the contrary, Landlord shall not be required to spend more than the TI Allowance (defined below) and any cost of Tenant Improvement in excess of the TI Allowance shall be paid by Tenant. For purposes of this Lease, "substantial completion" of Tenant Improvements shall be deemed to occur when the Premises are ready for Tenant's occupancy except for minor items which do not cause material interference with Tenant's use and occupancy of the Premises with Landlord having obtained a certificate of occupancy for the Premises. If substantial completion of Tenant Improvements is delayed by a Tenant Delay, then substantial completion shall be deemed to occur on the date on which the Tenant Improvements in the Premises would have been substantially completed but for the occurrence of any Tenant Delay. As used herein, a "Tenant Delay" shall mean each day of delay in the performance of the Tenant Improvements that occurs (a) because of Tenant's failure to timely deliver or approve any required documentation such as any design or space plans, (b) because of any change by Tenant to any design or space plans after the same have been approved as final by Tenant in writing, or (c) because Tenant or its employees, agents, or contractors otherwise delay completion of the Tenant Improvements. In the event Tenant does not spend the entire TI Allowance, all remaining TI Allowance funds shall remain property of Landlord.

4.2	Tenant Improvement Allowance. Landlord shall provide to Tenant a tenant improvement allowance in an amount not to exceed $100/RSF, or $3,750,000, to be applied towards the hard costs associated with the Tenant Improvements (the "TI Allowance"). Notwithstanding the foregoing, Tenant may apply up to 20% of the TI Allowance towards soft costs associated with the Tenant Improvements (the "Soft Cost Allowance"), said soft costs to be limited to architectural fees, engineering fees, construction and project management fees and the Landlord Supervisory Fee (as defined below). Tenant shall not apply any portion of the Soft Cost Allowance towards cabling, wiring, furniture or equipment for the office and lab portions of the Premises.

4.3	TI Allowance Requisition Procedure. Following the commencement of the Tenant Improvements, on a monthly basis Landlord and Tenant's construction representative ("Tenant's Representative") shall prepare a requisition for payment of costs associated with the performance of the Tenant Improvements (the "Requisition"). Upon the completion of each Requisition, Landlord and Tenant's Representative shall mutually agree upon the allocation and application of TI Allowance funds in accordance with paragraph 4.2, above. In the event Landlord disburses the entire TI Allowance to Tenant pursuant to the requisition procedure set forth in this Section 4.3, Tenant shall thereafter be responsible for all additional costs associated with the performance of the Tenant Improvements. Upon substantial completion of the Tenant Improvements and before Tenant occupies the Premises to conduct business therein, Tenant shall pay to Landlord an amount equal to the total construction costs of Tenant Improvements (as adjusted for any approved changes to the Tenant Improvements), less the amount of the TI Allowance. In the event of default of payment of such excess costs, Landlord (in addition to all other remedies) shall have the same rights as for a Tenant's default under the Lease.

4.4	Early Access to Premises. Tenant shall have a license to access the Premises 30 days prior to the substantial completion date for the purpose of moving Tenant's personal property into the Premises, so long as such access does not interfere with Tenant Improvements. Tenant shall not be obligated to pay any Rent or charges for the use of the Building facilities (including, but not limited to, the loading docks, freight elevators, parking and electricity) during such early access. Tenant shall be permitted to move property into the Premises at reasonably hours as determined by Landlord, Monday through Friday at Tenant's sole risk. Tenant shall be permitted to perform work in the Premises, upon Landlord's prior written consent (which consent shall not be unreasonably withheld), during such access period.

4.5	Landlord Supervisory Fee. Tenant shall pay to Landlord a fee equal to three percent (3%) of the total Tenant Improvements construction contract value, which shall be paid from the TI Allowance.

ARTICLE 5
Rent

5.1	The Fixed Rent. Tenant covenants and agrees to pay rent to Landlord at the Original Notice Address of Landlord or at such other place or to such other person or entity as Landlord may by notice in writing to Tenant from time to time direct, at the Monthly Fixed Rent Rate in advance, on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, at that rate payable in advance for such portion. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Monthly Fixed Rent Rate, the Additional Rent and all other sums payable by Tenant to Landlord shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or subject to abatement, deduction or setoff pursuant to an express provision of this Lease.

5.2	Additional Rent. Tenant covenants and agrees to pay, as Additional Rent, (i) Personal Property Taxes, (ii) Tenant's Percentage of Real Estate Taxes, Insurance and Operating Costs, and (iii) Utilities with respect to the Premises, as provided in this Section 5.2 as follows; provided that, Tenant's obligations to pay Real Property Taxes, Insurance costs and Building Operating Expenses shall be phased in so that Tenant's share of such costs shall be calculated as if the Premises contained only 12,500 rentable square feet for Months 1-9 and 27,500 rentable square feet for Months 10-12:

5.2.1	Taxes. (a) Personal Property Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant in or upon the Premises.

(b) Real Property Taxes. Tenant shall pay during the Term hereof Tenant's Percentage, as indicated above in Section 1.1, of all Real Estate Taxes paid by Landlord in any tax year. The term "Real Estate Taxes" means the aggregate of all real estate taxes and any other governmental impositions which Landlord is required to pay based upon the value of or gross rents from the Property, general or special assessments, charges for sewer use or other governmental services, special district fees or taxes, and any other governmental fees and assessments imposed upon the Property, exclusive only of income and franchise taxes, whether or not such Real Estate Taxes exist or apply on the Commencement Date. Any assessments which can be paid in installments by Landlord shall be paid by Landlord in the maximum number of installments permitted by law and not included in Real Estate Taxes except in the year in which the assessment is actually paid. Notwithstanding anything to the contrary contained in this Lease, the following shall be excluded from Real Estate Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income-producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it; any increase in taxes and assessments resulting from Landlord's sale of, or other transfer of its interest in, the Building; and assessments, charges, taxes, rents, fees, rates, levies, excises, license fees, permit fees, inspection fees, or other authorization fees or charges to the extent allocable to or caused by the development or installation of on- or off-site improvements or utilities (including without limitation street and intersection improvements, roads, rights of way, lighting, and signalization) necessary for the development or construction of the Building, or any past, present or future system development reimbursement schedule or sinking fund related to any of the foregoing.

5.2.2	Insurance. Tenant shall pay during the Term hereof Tenant's Percentage, as indicated above in Section 1.1, of all premiums for insurance carried by Landlord for the Building and the Property and Landlord's business in the Building in any calendar year.

5.2.3	Operating Costs. Tenant shall pay during the Term hereof Tenant's Percentage, as indicated above in Section 1.1, of all Operating Costs (as hereinafter defined) incurred by Landlord in any calendar year.

The term "Operating Costs for Pappas Commerce Center" or "Operating Costs" shall mean all costs or expenses incurred by Landlord in owning, operating, cleaning, managing, administering, maintaining, repairing, replacing, and improving the Pappas Commerce Center, including, without limitation, all costs of maintenance and repair (including snow removal, landscaping and grounds maintenance, parking lot operation and maintenance) and of all repairs and replacements (other than repairs or replacements for which Landlord has received reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Pappas Commerce Center in good working order, repair, appearance and condition; all costs, including material and equipment costs; all costs related to provision of heat (including oil, electric, steam and/or gas) and water (including sewer charges) and other utilities to the Building; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen's compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in maintenance or management of the Pappas Commerce Center; attorneys' fees and disbursements and auditing and other professional fees and expenses; all expenses including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reductions or to assure maintenance or to resist increase of Landlord's taxes for any tax fiscal year wholly or partially included in the Term, whether or not successful and whether or not such efforts involve filing of actual abatement applications or initiation of formal proceedings; and a management fee not to exceed 4% of gross receipts from the Building.

5.2.4	Building Operating Expenses. Tenant shall pay during the Term hereof Tenant's Percentage, as indicated above in Section 1.1, of all Building Operating Expenses (as hereinafter defined) incurred by Landlord in any calendar year.

The term "Building Operating Costs" shall mean all costs or expenses incurred by Landlord in owning, operating, cleaning, managing, administering, maintaining, repairing, replacing, and improving the Building, including, without limitation, all costs of ground lease rent, maintaining and repairing the Property (including snow removal, landscaping and grounds maintenance, parking lot operation and maintenance, security, operation and repair of heating and air-conditioning equipment, lighting and any other Building equipment or systems attributable to the Common Areas) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition; all costs, including material and equipment costs, for cleaning and janitorial services to the Common Areas of the Building (including window cleaning of the Building); all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Building; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen's compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in maintenance or management of the Property; attorneys' fees and disbursements and auditing and other professional fees and expenses; all expenses including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reductions or to assure maintenance or to resist increase of Landlord's taxes for any tax fiscal year wholly or partially included in the Term, whether or not successful and whether or not such efforts involve filing of actual abatement applications or initiation of formal proceedings; and a management fee.

There shall not be included in such Building Operating Expenses brokerage fees (including rental fees) related to the leasing of space in the Building; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to cleaning, maintenance and upkeep of the Premises. Notwithstanding anything to the contrary set forth in this Lease, Operating Costs and Building Operating Expenses shall not include the following:; bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building or the Property; costs which may be considered capital improvements, capital repairs, capital changes or any other capital costs as determined under generally accepted accounting principles except for capital improvements required by any laws not in existence and not in effect as of the Commencement Date, in which case such costs shall be capitalized and amortized over their useful life determined in accordance with generally accepted accounting principles; rentals for items which if purchased, rather than rented, would constitute a capital cost; costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed; depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; advertising and promotional expenditures, and costs of acquisition and maintenance of signs in or on the Building identifying the owner of the Building or other tenants; marketing costs, including leasing commissions, attorneys' fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or other occupants' improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building; expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly; costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building; management fees paid or charged by Landlord in connection with the management of the Building to the extent such management fee is in excess of the management fee customarily paid or charged by landlords of comparable buildings in the vicinity of the Building; salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee, provided that in no event shall Operating Costs or Building Operating Expenses include salaries and/or benefits attributable to personnel above the level of Building manager; rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building; amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; Landlord's general corporate overhead and general and administrative expenses; any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities and any shuttle services; costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Commencement Date; all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Costs or Building Operating Expenses except in the year in which the assessment or premium installment is actually paid; costs arising from the negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services; costs arising from Landlord's charitable or political contributions; costs arising from latent defects or repair thereof; costs for sculpture, paintings or other objects of art; costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; any other costs or expenses which would not normally be treated as operating costs by landlords of comparable buildings in the vicinity of the Building.

Landlord shall keep, in the Building manager's office, complete books and records regarding Operating Costs, Building Operating Expenses, Real Estate Taxes and all Additional Rent (collectively, "Charges"). All records shall be retained for at least three (3) years. Tenant shall have the right to audit such records at any time upon reasonable written notice to Landlord. If such audit reveals that Tenant's pro rata share of any Charges has been overstated, then Landlord shall immediately refund the overpayment to Tenant. If such audit reveals that Tenant's pro rata share of any Charges has been overstated by five percent (5%) or more, then Landlord shall pay the costs of Tenant's audit up to $5,000.

5.2.5	Utilities. Tenant acknowledges that Rent does not include the cost of supplying utilities to the Premises and agrees to pay all charges for heat, electricity and other utilities (whether they are used for furnishing heat or other purposes) that are furnished to the Premises and presently separately metered, except for water and sewer. Landlord agrees to provide (and shall include such provision in its Operating Costs) all other utility service and to furnish reasonably hot and cold water and reasonable heat and air conditioning (except to the extent that the same are furnished through separately metered utilities) to the Premises, the hallways, stairways, and lavatories during normal business hours on regular business days of the heating and air conditioning seasons of each year, all subject to interruption due to any accident, to the making of repairs, alterations, or improvements, to labor difficulties, to trouble in obtaining electricity, service, or supplies from the sources from which they are usually obtained for the Building, or to any other cause beyond the Landlord's control. Landlord's failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a "Service Failure") shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of three (3) consecutive business days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of the Service Failure and ending on the day the service has been restored and if the Service Failure continues for a period in excess of ninety (90) consecutive business days, Tenant may terminate this Lease upon written notice to Landlord at any time thereafter before Landlord cures such Service Failure. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of the abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's property, arising out of or in connection with the failure of any security services, personnel or equipment.

Landlord shall have no obligation to provide utilities or equipment other than the utilities and equipment within the Premises as of the Commencement Date of this Lease. In the event Tenant requires additional utilities or equipment, the installation and maintenance thereof shall be subject to the prior written consent of the Landlord and shall be Tenant's sole cost and responsibility. Except as otherwise provided in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises.

5.2.6	Additional Rent Commencement. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord Tenant's Percentage of Real Estate Taxes, Insurance and Building Operating Expenses on a square footage basis as applied to the square footages in the Fixed Rent schedules shown in Article 1.1, above. As an example, Tenant shall pay Real Estate Taxes, Insurance and Building Operating Expenses on a per square foot basis for 12,500 RSF during months 1-9 of the Lease Term, on a per square foot basis for 27,500 RSF during months 10 through 12, and on a per square foot basis for 37,500 RSF for the remainder of the Lease Term. Notwithstanding the foregoing, commencing on the Rent Commencement Date and continuing for the Lease Term, Tenant shall pay to Landlord Operating Costs for Pappas Commerce Center on a per square foot basis (as set forth in Section 1.1, above) for 37,500 RSF.

5.3	Late Payment of Rent. If any installment of Rent is not paid within ten (10) days after written notice than such installment is past due, Tenant shall pay Landlord a late fee payment equal to five percent (5%) of the overdue payment. All unpaid late fees shall compound on a monthly basis. As used herein, the term "rent" or "Rent" shall mean Monthly Fixed Rent Rate, Additional Rent and other sums and charges due from Tenant under the terms of this Lease.

5.4	Security Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit, which Landlord shall not be required to hold in a separate account or separate from Landlord's other funds, but which shall be held in an interest bearing account with such interest accruing to Tenant and paid to Tenant at the time of the return of the security deposit. Said deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed.

If the Rent payable hereunder shall be overdue and unpaid or should Landlord make payments on behalf of Tenant, or Tenant shall fail to perform any of its covenants, agreements and obligations set forth in this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof after the expiration of all applicable notice and cure periods, appropriate and apply said Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Rent or other sums or loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith within ten (10) days upon written demand restore said Security Deposit to the original sum deposited. Should Tenant not be in default as of the end of the Term, the Security Deposit shall be returned in full to Tenant at the end of the Term and surrender of the Premises to Landlord in the condition required hereunder.

In the event of bankruptcy or other creditor-debtor proceedings against Tenant, all securities shall be deemed to be applied first to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

ARTICLE 6

Tenant's Additional Covenants

6.1	Affirmative Covenants. Tenant covenants at all times during the Term and for such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.1.1	Perform Obligations. To perform promptly all of the obligations of Tenant set forth in this Lease; and to pay when due the Fixed Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

6.1.2	Use. To use the Premises only for the Permitted Uses, and from time to time to procure all licenses and permits necessary therefor, at Tenant's sole expense. With respect to any licenses or permits for which Tenant may apply, pursuant to this subsection 6.1.2 or any other provision hereof, Tenant shall furnish Landlord copies of applications therefor on or before their submission to the governmental authority.

6.1.3	Repair and Maintenance. To maintain the Premises in neat order and in good condition and repair and to perform all necessary repairs to the interior of the Premises and to any plumbing, heating, electrical, ventilating and air-conditioning systems exclusively serving the Premises, whether installed by Tenant or not, such as are necessary to keep them in good working order, appearance and condition, as the case may require, reasonable wear and tear thereof and damage by fire or by casualty only excepted; to keep all glass in windows and doors of the Premises (except glass in the exterior walls of the Building) whole and in good condition with glass of the same quality as that damaged or broken; and to make as and when needed as a result of misuse by, or neglect or improper conduct of Tenant or Tenant's servants, contractors, employees, agents, invitees or licensees (together "Tenant Parties") or otherwise, all repairs necessary, which repairs and replacements shall be in quality and class equal to the original work. (Landlord, upon Tenant failure to perform its repair obligation in this Section 6.1.3 which failure is not cured within thirty (30) days after prior notice to Tenant, may elect, at the expense of Tenant, to perform all such cleaning and maintenance and to make any such repairs or to repair any damage or injury to the Building or the Premises caused by moving personal property of Tenant in or out of the Building, or by installation or removal of furniture or other property, or by misuse by, or neglect, or improper conduct of, Tenant or Tenant's servants, employees, agents, contractors, customers, patrons, invitees, or licensees.) Except as stated above, other required repairs shall be performed by the Landlord subject to reimbursement by Tenant through Tenant's Percentage of applicable Operating Costs, provided however that any repairs necessitated as a result of gross negligence or willful misconduct of Tenant or Tenant Parties shall be performed at Tenant's sole cost and expense. Tenant shall be responsible, at Tenant's sole cost and expense, for all janitorial services required within the Premises.

6.1.4	Compliance with Law. So long as the Premises are delivered to Tenant in compliance with all applicable laws including, without limitation, all ordinances and all orders or regulations of any public authority, to make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; to keep the Premises equipped with all safety appliances so required; and to comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises; provided that, Landlord shall, as part of the Tenant Improvements, install all sprinklers and fire safety systems required by any such law or ordinance or any order or regulation of any public authority. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any such laws, regulations, or the like requiring (a) structural repairs or modifications; or (b) repairs or modifications to the utility or building service equipment; or (c) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations shall be due to the gross negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant or are due to Tenant's specific manner of use of the Premises (as opposed to the Permitted Uses, generally).

6.1.5	Indemnification. Pursuant to the terms of Article 10, below, to save Landlord harmless, and to exonerate and indemnify Landlord from and against any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation or public authority on account of injury, death, damage or loss to person or property in or upon the Premises arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, all patrons, employees and customers of Tenant), or arising out of any delivery to or service supplied to the Premises, or on account of or based upon anything whatsoever done on the Premises by Tenant, except if the same was caused by the gross negligence or willful misconduct of Landlord, its agents, servants or employees. In respect of all of the foregoing, Tenant shall indemnify Landlord from and against all reasonable costs, expenses (including reasonable attorneys' fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord and at Tenant's expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

6.1.6	Landlord's Right to Enter. To permit Landlord and its agents, upon reasonable prior notice which may be oral (except for emergency situations, where no prior notice shall be required, provided Landlord shall notify Tenant after such entry has occurred), to enter into and examine the Premises at reasonable times and to show the Premises, and to make repairs to the Premises, and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises.

6.1.7	Personal Property at Tenant's Risk To place and keep all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, at the sole risk and hazard of Tenant, except to the extent any damage thereto is caused by the gross negligence or willful misconduct of Landlord.

6.1.8	Payment of Landlord's Cost of Enforcement. To pay on demand Landlord's reasonable expenses, including reasonable attorney's fees, incurred in enforcing any obligation of Tenant under this Lease as provided in Section 8.4.

6.1.9	Yield Up. At the expiration of the Term or earlier termination of this Lease: to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to remove such installations, improvements and alterations made by Tenant in the Premises as Landlord may have requested at the time such installments, improvements and alterations were installed and all Tenant's signs wherever located; to repair all damage caused by such removal and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and such of said installations or improvements as Landlord shall request Tenant to remove at the time of installation), broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. In no event shall Tenant have any responsibility for any repairs or maintenance made necessary, in whole or in part, by the negligence or willful misconduct of Landlord, fire, casualty, eminent domain, or ordinary wear and tear, or by alterations, improvements, restoration, repairs, replacements, or renovations that are the responsibility of Landlord or are not expressly required of Tenant herein. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy of the Premises during the period after the expiration of the Term and prior to its performance of its obligations under this subsection 6.1.9 at the rate set forth in Section 11.8. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant's failure and delay in surrendering the Premises as above provided.

6.1.10	Estoppel Certificate. Upon not less than fifteen (15) days' prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Fixed Rent and Additional Rent and other charges have been paid and such other certifications as Landlord may reasonably require. Any such statement delivered pursuant to this subsection 6.1.10 may be relied upon by Landlord, any prospective purchaser or mortgagee of the Premises, or any prospective assignee of such mortgage. Tenant shall also deliver to Landlord such financial information as may be reasonably required by Landlord to be provided to any mortgagee or prospective purchaser of the Premises.

6.1.11	Landlord's Expenses Re Consents. To reimburse Landlord promptly on demand for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.2	Negative Covenants. Tenant covenants at all times during the Term and such further time (prior or subsequent thereto) as Tenant occupies the Premises or any part thereof:

6.2.1	Assignment and Subletting. Except as otherwise set forth herein, not to assign, transfer, mortgage or pledge this Lease or to sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. The Landlord shall respond to Tenant's written request within thirty (30) days after receipt by Landlord of all information and materials reasonably required by Landlord. In the event Tenant desires to assign this Lease or sublet any portion or all of the Premises, Tenant shall notify Landlord in writing of Tenant's intent to so assign this Lease or sublet the Premises and the proposed effective date of such subletting or assignment, and shall request in such notification that Landlord consent thereto. Landlord's consent shall not be unreasonably withheld to an assignment or to a subletting, provided that the assignee or subtenant shall use the Premises only for the Permitted Uses, the proposed assignee or subtenant has sufficient financial resources to discharge its obligations under the Lease and the proposed transfer agreement, the proposed assignment or sublease shall not, in Landlord's reasonable judgment, cause harm to the Property or harm to the reputation of the Building or the Property. Tenant shall, as Additional Rent, reimburse Landlord promptly for Landlord's reasonable legal expenses incurred in connection with any request by Tenant for such consent. If Landlord consents thereto, no such subletting or assignment shall in any way impair or release the Tenant from the continuing primary liability of Tenant hereunder, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord's written approval in case of any other subletting or assignment.

Notwithstanding anything to the contrary provided for herein, and provided that no event of Tenant default hereunder then exists beyond any applicable grace or cure period, Tenant shall have the right to sublease or assign the Premises under this Lease, without Landlord's prior approval, to any parent, affiliate, any related company or to a customer servicing the user group, or in the event of any corporate merger, consolidation, or sale of assets or stock, but after Tenant provides thirty (30) days prior written notice thereof to Landlord, PROVIDED that: (i) any such successor to Tenant pursuant hereto has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (x) the net worth of Tenant immediately prior to such merger, consolidation, or transfer, or (y) the net worth of Tenant (whichever is greater) on the date of the Lease; (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and (iii) the assignee agrees directly with Landlord, in form satisfactory to Landlord, to be bound by all the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Lease.

If for any assignment or sublease consented to by Landlord hereunder Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or in case of sublease of part, in excess of such rent fairly allocable to the part, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and after deduction for reasonable expenses of Tenant in connection with the assignment or sublease for tenant improvements, legal fees, commissions and rent concessions, to pay to Landlord as Additional Rent fifty (50%) percent of the excess of each such payment of rent or other consideration received by Tenant promptly after its receipt.

6.2.2	Nuisance. Not to injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in compliance with all applicable laws in connection with standard office and light manufacturing equipment); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord's insurance; nor conduct any auction, fire, "going out of business" or bankruptcy sales.

6.2.3	Hazardous Wastes and Materials. Not to dispose of any hazardous wastes, hazardous materials or oil on the Premises or the Pappas Commerce Center, or into any of the plumbing, sewage, or drainage systems thereon, and to indemnify and save Landlord harmless from all claims, liability, loss or damage arising on account of the use or disposal of hazardous wastes, hazardous materials or oil, including, without limitation, liability under any federal, state, or local laws, requirements and regulations, or damage to any of the aforesaid systems. Tenant shall comply with all governmental reporting requirements with respect to hazardous wastes, hazardous materials and oil, and shall deliver to Landlord copies of all reports filed with governmental authorities. Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to use, generate and dispose of substances as are typically found in similar premises used for general office, and light manufacturing purposes, provided, the same are being used by Tenant in a safe manner and in compliance with all applicable laws. Notwithstanding Tenant's obligations under this Section 6.2.3, Landlord hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of hazardous or toxic materials or oil as of the date hereof in or on the Property or the Building.

6.2.4	Installation, Alterations or Additions. Not to make any installations, alterations or additions in, to or on the Premises nor to permit the making of any holes in the walls, partitions, ceilings or floors without on each occasion obtaining the prior written consent of Landlord (which consent shall not be unreasonably withheld), and then only pursuant to plans and specifications approved by Landlord in advance in each instance; and Tenant shall pay promptly when due the entire cost of any work undertaken by Tenant so that the Premises shall at all times be free of liens for labor and materials. In any event, Tenant shall within ten (10) days after the same is filed discharge any mechanics' liens or other encumbrances that may arise out of such work. Tenant shall procure all necessary licenses and permits at Tenant's sole expense before undertaking such work. All such work shall be done in a good and workmanlike manner employing materials of good quality and so as to conform to all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, except to the extent caused by the gross negligence or willful misconduct of Landlord. Tenant shall reimburse Landlord for any reasonable expenses incurred by Landlord in the review and approval of Tenant's plans and specifications for the construction of improvements to the Premises performed during the Lease Term.

6.2.5	Abandonment. Not to abandon or vacate the Premises during the Term.

6.2.6	Signs. Not to paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises without Landlord's prior written approval. Landlord shall provide, at its sole cost and expense, Tenant signage in the lobby directory and in the Building's second floor elevator lobby. Pursuant to the terms and conditions of this Article 6.2.6, and provided that Tenant occupies a minimum of 37,500 RSF, Tenant may arrange for the placement of signage on the exterior of the Building that is proportionate in size to the percentage of the rentable square feet in the Building that Tenant occupies. Landlord shall assist Tenant in securing whatever permits and consents required for the placement of said exterior signage, and said signage shall conform with all applicable ordinances and regulations. The installation and maintenance of all signage on the Building exterior shall be at Tenant's sole cost and expense. Tenant shall remove all of its signage upon expiration or earlier termination of this Lease.

ARTICLE 7

Casualty or Taking

7.1	Termination. In the event that the Premises or the Building, or any material part thereof or the access thereto, shall be taken by any public authority or for any public use, or shall be destroyed or damaged by fire or casualty, or by the action of any public authority, then this Lease may be terminated at the election of either party. Such election, which may be made notwithstanding the fact that Landlord's entire interest may have been divested, shall be made by the giving of notice to the other party within thirty (30) days after the date of the taking or casualty.

7.2	Restoration. If the parties do not elect to so terminate (or if no termination right arises under Section 7.1), this Lease shall continue in force and a just proportion of the rent reserved, according to the nature and extent of the damages sustained by the Premises (or the access thereto), shall be abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such taking, destruction or damage and subject to zoning and building laws or ordinances then in existence. "Net proceeds of insurance recovered or damages awarded" refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services

7.3	Award. Irrespective of the form in which recovery may be had by law, all rights to damages or compensation for a taking shall belong to Landlord in all cases (not including any awards specifically made to Tenant for its relocation costs and personal property, which shall belong to Tenant, provided Landlord's award is not reduced or otherwise adversely affected thereby).

ARTICLE 8
Defaults

8.1	Events of Default. (a) If Tenant shall default in the performance of any of its obligations to pay the Fixed Rent or Additional Rent hereunder and if such default shall continue for five (5) days after written notice from Landlord designating such default, or (b) if Tenant shall default in the performance of any of its other obligations under the Lease and such default is not cured within thirty (30) days after written notice from Landlord to Tenant specifying any such default or defaults, provided that if such default cannot reasonably be cured within such 30-day period, Tenant shall have additional commercially reasonable period to cure such default so long as Tenant has commenced diligently to correct the default within such 30-day period and diligently pursues such cure to completion, or (c) if any assignment shall be made by Tenant or any guarantor of Tenant for the benefit of creditors, or (d) if Tenant's leasehold interest shall be taken on execution, or (e) if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest or Tenant's other property, including said leasehold interest, and is not discharged within ten (10) business days thereafter, or (f) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect, or (g) if an involuntary petition under any of the provisions of any bankruptcy law or code is filed against Tenant or any guarantor of Tenant and such involuntary petition is not dismissed within thirty (30) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any other remedies set forth in this Lease or any applicable laws, immediately or at any time thereafter upon written notice and with or without process of law (forcibly, if necessary) lawfully enter into and upon the Premises or any part thereof or mail a notice of termination addressed to Tenant, and repossess the same and expel Tenant and those claiming through or under Tenant and remove its and their effects (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenants, and upon such written notice as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights to the Premises (including without limitation rights of redemption, if any, to the extent such rights may be lawfully waived).

8.2	Remedies. In the event that this Lease is terminated under any of the provisions contained in Section 8.1 or shall be otherwise terminated for breach of any obligation of Tenant, Tenant shall pay to Landlord within thirty (30) days of such termination, as compensation, the discounted value (calculated using a discount factor equal to the then prime rate of the Bank of America plus 2%) of the excess of the total rent reserved for the residue of the Term over the rental value of the Premises for said residue of the Term. In calculating the rent reserved there shall be included, in addition to the Fixed Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant for said Term as set forth in this Lease. In the event Landlord elects, in its sole and absolute discretion, not to terminate the Lease but terminate Tenant's right to possession of the Premises, Tenant shall pay punctually to Landlord as additional and cumulative obligations, all rent when due under the Lease and perform all obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as provided in the Lease. In calculating the amounts to be paid by Tenant pursuant to the next preceding sentence Tenant shall be credited with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's expense in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid. In the event of any termination of this Lease for a Tenant default, Landlord shall make reasonable efforts to mitigate its damages. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord or Tenant be liable for any consequential, indirect or special damages under or in connection with this Lease.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3	Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

8.4	Landlord's Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time after the expiration of all applicable notice and cure periods hereunder, any default by Tenant under this Lease; and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid, as Additional Rent, by Tenant to Landlord on demand, together with interest thereon at the maximum rate permitted by law (but not to exceed 12% per annum) from the date of payment by Landlord to the date of payment by Tenant.

8.5	Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate as waiver of such default or to impair the continuing obligation of any covenant or condition herein, or otherwise, except as to the specific instance, operate to permit similar acts or omissions.

8.6	No Waiver, etc. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.7	No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

8.8	Landlord's Default. Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations and such failure shall continue for a period of thirty (30) days or such additional time as is reasonably required to correct any such default after written notice has been given by Tenant to Landlord specifying the nature of Landlord's alleged default. Landlord shall not be liable in any event for special, punitive, incidental or consequential damages to Tenant by reason of Landlord's default, whether or not notice is given. Tenant shall have no right to terminate this Lease or offset or counterclaim against any rent due hereunder on account of a Landlord's default, except in the event of eviction or as expressly set forth herein.

ARTICLE 9

Rights of Mortgage Holders

9.1	Rights of Mortgage Holders. The word "mortgage" as used herein includes mortgages, deeds of trust, ground leases, superior leases, or other similar instruments evidencing other voluntary liens or encumbrances, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. The word "holder" shall mean a mortgagee, and any subsequent holder or holders of a mortgage. Until the holder of a mortgage shall enter and take possession of the Property for the purpose of foreclosure, such holder shall have only such rights of Landlord as are necessary to preserve the integrity of this Lease as security. Upon entry and taking possession of the Property for the purpose of foreclosure, such holder shall have all the rights of Landlord. No such holder of a mortgage shall be liable either as mortgagee or as assignee, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Property for the purpose of foreclosure. Upon entry for the purpose of foreclosure, such holder shall be liable to perform all of the obligations of Landlord, subject to and with the benefit of the provisions of Section 11.4, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Property. Landlord shall make best efforts to secure a non-disturbance agreement in form acceptable to Tenant from the holders of all mortgages affecting the Premises, Building or Property from time to time and shall make best efforts to secure a non-disturbance agreement from the existing holders of mortgages simultaneously with Landlord's execution of this Lease.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a holder of a mortgage (particularly, without limitation thereby, the covenants and agreements contained in this Section 9.1) constitute a continuing offer to any person, corporation or other entity, which by accepting a mortgage subject to this Lease, assumes the obligations herein set forth with respect to such holder; such holder is hereby constituted a party of this Lease as an obligee hereunder to the same extent as though its name were written hereon as such; and such holder shall be entitled to enforce such provisions in its own name. Tenant agrees within ten (10) days after receipt of request of Landlord to execute and deliver from time to time any commercially reasonable agreement which may be necessary to implement the provisions of this Section 9.1.

9.2	Lease Superior or Subordinate to Mortgages. It is agreed that the rights and interest of Tenant under this Lease shall be (i) automatically subject or subordinate to any present or future mortgage or mortgages and to any and all advances to be made thereunder, and to the interest of the holder thereof in the Premises or (ii) prior to any present or future mortgage or mortgages, if Landlord shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to such mortgage; in the event of either of such cases, the rights and interest of Tenant under this Lease should be deemed to be subordinate to, or have priority over, as the case may be, said mortgage or mortgages, irrespective of the time of execution or time of recording of any such mortgage or mortgages (provided that, in the case of subordination of this Lease to any mortgages, the holder thereof agrees not to disturb the possession of Tenant so long as Tenant is not in default hereunder beyond all applicable notice and cure periods). Tenant shall, within ten (10) days after request of Landlord, execute, acknowledge and deliver any and all commercially reasonable instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination or priority. Any mortgage to which this Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary.

ARTICLE 10

Indemnity and Public Liability Insurance

10.1.	Mutual Indemnity.

10.1.1	Subject to the provisions of Section 10.7, to the maximum extent permitted by law, Tenant shall indemnify and save harmless Landlord from and against all claims of whatever nature arising from any negligence or willful misconduct of Tenant, or Tenant Parties, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises after the date that possession of the Premises is first delivered to Tenant and until the end of the Term of this Lease, so long as Tenant is in occupancy of any part of the Premises, or arising from any accident, injury or damage occurring inside or outside the Premises but within the Property or on the Pappas Commerce Center, where such accident, injury or damage results, or is claimed to have resulted, from the negligence or willful misconduct on the part of Tenant or Tenant Parties.

10.1.2	Landlord agrees to indemnify and save harmless Tenant from and against all claims of whatever nature arising from gross negligence or willful misconduct of Landlord, or Landlord's contractors, agents, servants or employees.

10.1.3	Each indemnity and hold harmless agreement contained in this Section shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof with counsel approved by the party entitled to such indemnity which approval shall not be unreasonably withheld. The indemnity provisions set forth in this Section and elsewhere in this Lease shall survive expiration or earlier termination of the Lease.

10.2	Public Liability Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of general liability and property damage insurance under which Landlord (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time), and the Massachusetts Port Authority are named as additional insureds, and under which the insurer agrees to indemnify and hold Landlord, the Massachusetts Port Authority and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries, and damages set forth in Section 10.1.1 of this Article, in the form of coverage consistent to what is prudent for responsible tenants in the greater Boston area in the same business as Tenant. Each such policy shall be non-cancelable and non-amendable with respect to Landlord, the Massachusetts Port Authority and Landlord's said designees of which Tenant has written notice without thirty (30) days prior notice to Landlord, and shall be in at least in the amounts set forth in Section 1.1, or in such higher limits as Landlord shall from time to time reasonably request if, during the Term of this Lease, such higher limits are carried customarily in the Greater Boston Area with respect to similar properties. Tenant agrees that, as a condition to first entering the Premises, Landlord shall be furnished with a duplicate original or certificate of the insurance required to be maintained by Tenant under this Section. Said insurance may be maintained by Tenant under a so-called blanket policy covering the Premises as well as other premises of the Tenant, provided such insurance has a landlord protective liability endorsement attached thereto. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant's insurance coverage, shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease, including, without limitation, Tenant's liabilities and obligations under Section 6.23.

10.3	Property Insurance. Landlord shall procure and maintain, and shall pay the cost thereof (subject to reimbursement from Tenant as set forth in Article 5) with respect to the Building a policy or policies of All Risk of Physical Loss insurance required by the holder of any fee or leasehold mortgage covering all of any portion of the Property, in an amount equal to the limits set forth in Section 1.1 and commercial general liability insurance in the amounts deemed appropriate by Landlord.

10.4	Tenant's Risk. Except to the extent said damage is caused by or results from the gross negligence or willful misconduct of Landlord or Landlord's agents, servants or employees, Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant.

Except to the extent specifically provided in Section 10.1.2, in no event shall Landlord's obligation to make repairs as provided in this Lease be construed as an agreement to indemnify Tenant against any loss or damage sustained by the Tenant resulting from the non-performance, or negligent performance, of Landlord's repair obligations under this Lease.

10.5	Injury Caused by Third Parties. To the maximum extent permitted by law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property, or otherwise, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stopping or leaking of electric cables or wires, and water, gas, sewer or steam pipes unless said damage or loss results or is claimed to have resulted from the gross negligence or willful misconduct of Landlord, its agent, servants or employees.

10.6	Tenant's Failure. If Tenant fails to obtain and or maintain any insurance required by the terms of the Lease to be obtained by Tenant, Tenant shall be liable for all losses and costs resulting from said failure. Nothing herein shall be a waiver of any of Landlord's rights and remedies under any other Article of this Lease or at law or equity.

10.7	Waiver of Subrogation. Landlord and Tenant mutually agree that any property damage insurance carried by either shall provide for the waiver by the insurance carrier of any right of subrogation against the other, and they further mutually agree that, with respect to any damage to property, the loss from which is covered by the insurance then being carrier by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss to the extent of the limits of insurance carried with respect thereto, plus the amount of any commercially reasonable deductible.

10.8	Insurance Certificates. Tenant shall furnish to Landlord on the Commencement Date, and thereafter within thirty (30) days prior to the expiration of each such policy, certificates of insurance required by the terms of this Lease to be obtained and maintained by Tenant. Each certificate shall evidence the thirty (30) days non-cancellability and non-amendability of such policies, as required by this Article. Landlord, Landlord's successors and assigns, and any nominee or Landlord in privity of estate with Landlord or otherwise holding any interest in the Premises of whom Tenant has prior written notice, including, without limitation, any ground lessor and the holder of any fee or leasehold mortgage, shall be named as loss payees and/or additional insureds (as applicable) under each policy of insurance required by the terms of this Lease to be obtained and maintained by Tenant pursuant to the Article.

ARTICLE 11

Miscellaneous Provisions

11.1	Notices from One Party to the Other. All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Original Notice Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Original Notice Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when mailed to such address postage prepaid, by registered or certified mail, return receipt requested, by nationally recognized overnight delivery courier (e.g., Fed Ex) or when delivered to such address by hand.

11.2	Quiet Enjoyment. Landlord agrees that upon Tenant's paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term hereof without hindrance from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

11.3	Lease not to be Recorded. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver and record a notice or short form of this Lease in such form, if any, as may be permitted by applicable statute.

11.4	Limitation of Parties' Liability. The term "Landlord" as used in this Lease, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the Property or the holder of the Landlord's interest under this Lease, and in the event of any transfer or transfers of title to said Property or the Landlord's leasehold interest, the Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement of all liability as respects the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on the Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership of said leasehold interest or fee, as the case may be. Tenant, its successors and assigns, shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord's assets other than landlord's interest in the Building and Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability. The foregoing provision shall not limit Tenant's right to seek injunctive relief in a dispute with Landlord.

11.5	Acts of God. Except with respect to Tenant's obligation to pay Rent, in any case where either party hereto is required to do any act, delays caused by or resulting from Acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time," and such time shall be deemed to be extended by the period of such delay.

11.6	Brokerage. Tenant and Landlord warrant and represent that they have dealt with no broker in connection with the consummation of this Lease, other than Colliers International (the "Tenant's Broker"), and CBRE/New England (the "Landlord's Broker"), and in the event of any brokerage claims, other than by the Tenant's Broker or the Landlord's Broker, against either party predicated upon prior dealings with the warranting party, the warranting party agrees to defend the same and indemnify and hold the other party harmless against any such claim. By separate agreement, Landlord shall pay the commissions for this transaction to Landlord's Broker and Tenant's Broker.

11.7	Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. There are no oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. Unless repugnant to the context, and subject to the provisions of Section 6.2.1, the words "Landlord" and "Tenant" appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant, the obligations imposed by this Lease upon Tenant shall be joint and several.

11.8	Holding Over. Any holding over by Tenant after the expiration of the Term of the lease, with or without the written consent of the Landlord, shall be treated as a daily tenancy at sufferance at a rate equal to 1.5 times the Monthly Fixed Rent Rate then in effect immediately prior to such holdover (prorated on a daily basis) (the "Holdover Rate") and shall otherwise be on the terms and conditions set forth in this Lease, as far as applicable. In addition, Tenant shall be liable for all damages incurred by Landlord by reason of Tenant's holdover in the Premises.

11.9	Lease Subject to and Subordinate to Ground Lease. This Lease shall be subject and subordinate to the Amended, Restated and Consolidated Ground Lease between the Massachusetts Port Authority (as Landlord) and Boston Harbor Industrial Development LLC (as Tenant), dated as of March 31, 2010, notice of which is recorded with the Suffolk County Registry of Deeds in Book 46261, Page 23, and filed with the Suffolk Registry District of the Land Court as Document No. 776685 (the "MassPort Lease").

11.9.1   Ground Lease Terminates Prior to Lease. In the event the Ground Lease is terminated prior to the termination of this Lease, the Massachusetts Port Authority, at its option, may require Tenant to attorn to the Massachusetts Port Authority as landlord and waive any right Tenant has to terminate this Lease, or surrender possession to the Premises as a result of the termination of the Ground Lease, at which time this Lease shall terminate simultaneously with the Ground Lease.

11.9.2     Tenant Receives Notice of Landlord Default. In the event Tenant receives notice from Massachusetts Port Authority that an "Event of Default" has occurred under the terms of the Ground Lease, Tenant shall thereafter be obligated to pay all Fixed Rent, Additional Rent and all other sums due hereunder to Massachusetts Port Authority or as Massachusetts Port Authority may direct in full satisfaction of Tenant's rental obligations under this Lease.

11.10	Compliance with Massachusetts Port Authority's Non-discrimination and Affirmative Action Requirements. Tenant shall:

11.10.1	Not discriminate against any person, employee, or applicant for employment because of that person's membership in any legally protected class, including, but not limited to, their race, color, gender, religion, creed, national origin, ancestry, age being greater than forty years, sex, sexual orientation, disability, genetic information, or Vietnam-era veteran status in the use of the Premises, including the hiring and discharging of employees, the provision or use of services, the selection of suppliers and contractors, in the subleasing or refusing to sublease any portion of the Premises or providing or refusing to provide any services or use of any facility. In addition, Tenant its successors in interest, Subtenants, licensees, managers, operators, and assigns shall not discriminate against any person, employee, or applicant for employment who is a member of, or applies to perform service in, or has an obligation to perform service in a uniformed military service of the United States, including the National Guard, on the basis of that membership, application or obligation.

11.10.2	Conspicuously post notices to employees and prospective employees setting forth the Fair Employee Practices Law of the Commonwealth of Massachusetts.

11.10.3	Comply with all applicable federal, state and local laws, rules, regulations and orders and the Authority's rules and orders (provided that, with respect to the Authority rules and orders, copies of such rules and orders have been provided to Tenant) pertaining to Civil Rights and Equal Opportunity, including but not limited to Executive Orders 11246 and 11478 as amended, unless otherwise exempt therefrom.

11.11	Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. The waiver of trial by jury in the immediately preceding sentence is voluntarily and intentionally made by Landlord and Tenant.

11.12	Time of Essence. TIME IS OF THE ESSENCE WITH RESPECT TO THE TERMS, CONDITIONS AND PROVISIONS OF THIS LEASE.

11.13	Survival of Obligations. The provisions of this Lease with respect to any obligation of Tenant or Landlord to pay any sum owing in order to perform any act after the expiration or other termination of this Lease shall survive the expiration or other termination of this Lease.

11.14	Representations. Tenant acknowledges that neither Landlord nor Landlord's agents, employees or contractors have made any representations or promises with respect to the Premises, the Pappas Commerce Center or this Lease except as expressly set forth herein.

11.15	Patriot Act. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering, including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

11.16	No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

11.17	Counterparts. This Lease may be executed in any number of identical counterparts, each of which shall be deemed to be an original and all, when taken together, shall constitute one and the same instrument. A facsimile, .PDF or similar transmission of a counterpart signed by a party hereto shall be regarded as signed by such party for purposes hereof.

11.18	Building Roof Amenities and Building Condition. Tenant shall have complimentary memberships to the Building rooftop paddle tennis club and shuffleboard courts, the number of such memberships to be determined by Landlord in its reasonable discretion ("Rooftop Club Memberships"). Tenant may purchase additional Rooftop Club Memberships at a discounted rate from time to time prevailing in the Building. Tenant shall also have use of the rooftop conference room, when available, for a nominal fee. During the Lease Term, the Building shall have a 1000kVA, 13.8 kV – 277 480V pad transformer, onsite café and property management, Building showers and lockers, Building common mother's room and secure covered bike storage for Tenant's use.

ARTICLE 12

Landlord's Covenants

Landlord covenants at all times during the Term:

12.1	Compliance with Law. To maintain the Building and Property in compliance with all applicable laws and to make all repairs, alterations, additions or replacements to the Building and Common Areas required by any law or ordinance or any order or regulation of any public authority except to the extent required as a result of Tenant's specific manner of use or any work performed by or on behalf of Tenant and except that Landlord may defer compliance so long as the validity of any such law, ordinance, order or regulations shall be contested by Landlord in good faith and by appropriate legal proceedings, if Landlord first gives Tenant appropriate assurance or security against any loss, cost or expense on account thereof..

12.2	Repair and Maintenance. Subject to the provisions of Article 5, Landlord agrees to keep in good order, condition and repair, all Common Areas and all structural elements of the Building, the roof and roof membrane and all mechanical, electrical, life safety, sprinkler, heating, ventilation and air conditioning, and all other Building systems except that Landlord shall in no event be responsible to Tenant for any condition of the Premises or the Building caused by any negligent action or omission by Tenant or Tenant Parties. Landlord shall provide nightly cleaning of the Common Areas.

12.3       Representations and Warranties. Landlord hereby represents and warrants as follows:

12.3.1   Ownership. Landlord is the owner of the Premises whether by fee or leasehold interest of the Property and has authority to execute this Lease.

12.3.2   Enforceability. This Lease is enforceable against Landlord.

12.3.3   MassPort Lease. The expiration date of the existing term of the MassPort Lease is March 30, 2085 and there are no other leases that are superior to this Lease. Landlord shall not voluntarily terminate the MassPort Lease or amend the MassPort Lease in any way that would have a material adverse effect on this Lease or Tenant's rights hereunder or increase Tenant's costs.

[signatures on the following page]

WITNESS the execution hereof under seal on the day and year first above written:

Landlord: BOSTON HARBOR INDUSTRIAL DEVELOPMENT LLC

By:	/s/ P. Andrew Pappas
Name: P. Andrew Pappas
Title: Manager and Secretary

Tenant: 908 DEVICES INC.

By:	/s/ Kevin J. Knopp, Ph.D.
Name: Kevin J. Knopp, Ph.D.
Title: President and CEO

EXHIBIT A

PLAN OF PREMISES

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

[***]

EXHIBIT B

LANDLORD'S WORK LETTER

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

[***]

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this "First Amendment") is dated as of this 30th day of September, 2019 (the "Effective Date") by and between Boston Harbor Industrial Development LLC, a Delaware limited liability company (the "Landlord"), with offices located at 655 Summer Street, Boston, Massachusetts, and 908 Devices Inc. (the "Tenant"), a Delaware corporation, with offices located at 645 Summer Street, Boston, Massachusetts.

WITNESSETH:

WHEREAS, reference is made to a certain Lease dated January 2, 2018 between Landlord and Tenant (the "Lease"). Initial capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to such terms in the Lease;

WHEREAS, pursuant to the Lease, Tenant presently leases approximately 37,500 rentable square feet of space within the building located at 645 Summer Street, Boston, Massachusetts from Landlord for a Lease Term extending through October 6, 2025;

WHEREAS, Landlord has requested, and Tenant has agreed, to expand the size of the Premises by approximately 63 square feet to accommodate the installation of a nitrogen tank behind the Building; and

WHEREAS, Landlord and Tenant now desire to execute and deliver this First Amendment to confirm their mutual understandings and agreements relating thereto.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree, and amend the Lease (as applicable), as follows:

1.                  The Premises shall be expanded by approximately 63 square feet in order to accommodate the installation of a nitrogen tank at the exterior and behind the Building. Tenant shall also have non-exclusive appurtenant rights to use such areas at the exterior and within the interior of the Building which are necessary for the connection of the nitrogen tank to Tenant's interior Premises (the "Tank Space"). The Tank Space is shown on the plans attached hereto and incorporated herein as Exhibit A.

2.                  Fixed Rent during the remainder of the Term shall include the occupancy and usage of the square footage comprising the Tank Space.

3.                  The installation and maintenance of the nitrogen tank shall be at Tenant's sole cost and expense and the operation thereof shall otherwise conform with the requirements of the Lease.

4.                  Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment; and in the event any claim is made against Landlord relative to this First Amendment, Tenant shall be fully responsible for such claim, and shall defend the claim against Landlord with counsel of Landlord's selection and save harmless and indemnify Landlord on account of any and all loss, cost or damage, including reasonable attorney's fees, which may arise by reason of such claim.

5.                  As of the date of this First Amendment, to the best of Tenant's knowledge, Tenant acknowledges that Landlord has fully performed all of its obligations under the Lease and there exists no default by Landlord thereunder.

6.                  This First Amendment shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

7.                  This Lease shall be subject and subordinate to the Amended and Restated and Consolidated Ground Lease between the Massachusetts Port Authority (as Landlord) and Boston Harbor Industrial Development LLC (as Tenant), dated as of March 31, 2010, notice of which is recorded with the Suffolk County Registry of Deeds in Book 46261, Page 23, and filed with the Suffolk Registry District of the Land Court as Document No. 776685.

8.                  Except as amended and modified hereby, the Lease shall be and remain in full force and effect and is hereby ratified and confirmed by the parties hereto. This First Amendment shall be binding upon, and shall inure to the benefit of, Landlord and Tenant and their respective successors and assigns. The recital paragraphs set forth at the beginning of this First Amendment are deemed incorporated herein as true, correct and binding statements of fact. This First Amendment supersedes any and all prior oral and written discussions and correspondence with respect to the subject matter hereof.

[Following page is signature page]

2

I witness whereof, this First Amendment has been executed under seal as of the date first above written by individuals duly authorized on behalf of Landlord and Tenant.

LANDLORD: BOSTON HARBOR INDUSTRIAL DEVELOPMENT LLC

By:	/s/ P. Andrew Pappas
P. Andrew Pappas, Vice President and Manager

TENANT: 908 DEVICES INC.

By:	/s/ Kevin J. Knopp, Ph.D.
Kevin J. Knopp, Ph.D. President and CEO

3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A

[***]

4